Exhibit 10.9b

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

THIS THIRD AMENDMENT, effective January 26, 2004, between COLUMBIA BANCORP, a Maryland corporation (the “Corporation”), THE COLUMBIA BANK, a Maryland trust company and the principal subsidiary of the Corporation (the “Bank”), and JOHN A. SCALDARA, JR. (the “Executive”), amends the EMPLOYMENT AGREEMENT between the Corporation, the Bank, and the Executive, dated February 26, 1996, as amended by FIRST AMENDMENT TO EMPLOYMENT AGREEMENT, dated December 16, 1997, and SECOND AMENDMENT TO EMPLOYMENT AGREEMENT, dated April 30, 2002 (collectively, the “Employment Agreement”).

W I T N E S S E T H:

The Corporation and the Bank (each, a “Company” and collectively, the “Companies”) recognized the Executive’s contribution to the organization, growth, and success of the Companies and entered into the Employment Agreement with the Executive to secure his services. The Companies and the Executive desire to amend the Employment Agreement as set forth below in this Third Amendment to modify certain provisions thereof.

Accordingly, in consideration of the mutual covenants and representations contained herein and the mutual benefits derived herefrom, the Companies and the Executive agree to amend the Employment Agreement as follows:

1. The recital shall be amended to read as follows:

The Executive will serve as an Executive Officer of the Corporation and as an Executive Officer of the Bank and possesses an intimate knowledge of the business and affairs of the Corporation and the Bank (each, a “Company” and collectively, the “Companies”). The Companies recognize the Executive’s contribution to the organization, growth and success of the Companies and desire to enter into an employment agreement with the Executive in order to assure to the Companies the benefits of the Executive’s expertise and knowledge. The Executive, in turn, desires to enter into full-time employment with the Companies on the terms provided herein.

2. Paragraph 1.1(a) shall be amended to read as follows:

(a) The Companies hereby engage the Executive as a full-time executive employee for the period (the “Employment Period”) specified in paragraph 4.1, and the Executive accepts such employment, on the terms and conditions set forth in this Agreement. From January 26, 2004 and during the Employment Period, the Executive shall exercise authority and

Exhibit 10.9b

perform executive duties as the President and the Chief Operating Officer of each of the Companies. At the election of the Board of Directors the Executive may also serve in such additional executive capacities as the Board of Directors may determine.

3. The last sentence of Paragraph 4.2(a)(ii) shall be amended to read as follows:

In addition, the Executive shall continue to be entitled to all benefits and service credits for benefits under all of the benefit programs, plans or arrangements of the Companies described in paragraph 1.2(b) as if he were still employed during such period under this Agreement.

4. Paragraph 5.2(f) shall be amended to read as follows:

(f) (i) The Executive shall bear all expense of, and be solely responsible for, all federal, state, or local taxes due with respect to any payment received hereunder, including, without limitation, any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”); provided, however, that any payment or benefit received or to be received by the Executive in connection with a Change in Control or the termination of the Executive’s employment (whether payable pursuant to the terms of this Agreement (“Contract Payments”) or any other plan, arrangements or agreement with the Companies or any affiliate (collectively with the Contract Payments, the “Total Payments”) shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code but only if, by reason of such reduction, the net after-tax benefit received by the Executive shall exceed the net after-tax benefit that would be received by the Executive if no such reduction was made.

(ii) For purposes of this paragraph 5.2(f), “net after-tax benefit” shall mean (i) the total of all payments and the value of all benefits which the Executive receives or is then entitled to receive from the Companies that would constitute “excess parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to the Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of excise taxes imposed with respect to the payments and benefits described in (i) above by Section 4999 of the Code.

(iii) The foregoing determination shall be made by a nationally recognized accounting firm (the “Accounting Firm”) selected by the Companies and reasonably acceptable to the Executive (which may

Exhibit 10.9b

be, but will not be required to be, the Companies’ independent auditors). The Accounting Firm shall submit its determination and detailed supporting calculations to both the Executive and the Companies within fifteen days after receipt of a notice from either of the Companies or from the Executive that the Executive may receive payments which may be “parachute payments.” If the Accounting Firm determines that a reduction is required by this paragraph 5.2(f), the Executive, in the Executive’s discretion, may determine which of the Total Payments shall be reduced or forfeited to the extent necessary so that no portion of the Total Payments shall be subject to the excise tax imposed by Section 4999 of the Code, and the Companies shall pay such reduced amount to the Executive; provided that, if the Executive does not make such determination within twenty business days after the receipt of the calculations made by the Accounting Firm, the Companies shall elect which and how much of the Total Payments shall be eliminated or reduced consistent with the requirements of this paragraph 5.2(f) and shall notify the Executive promptly of such election. If the Accounting Firm determines that none of the Total Payments, after taking into account any reduction required by this paragraph 5.2(f), constitutes a “parachute payment” within the meaning of Section 280G of the Code, it will, at the same time as it makes such determination, furnish the Executive and the Companies an opinion that Executive has substantial authority not to report any excise tax under Section 4999 of the Code on his federal income tax return. The Executive and the Companies shall each provide the Accounting Firm access to and copies of any books, records, and documents in the possession of the Executive or the Companies, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this paragraph 5.2(f). The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by this paragraph 5.2(f) shall be borne by the Companies.

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Exhibit 10.9b

IN WITNESS WHEREOF, the parties have executed and delivered this Third Amendment to the Employment Agreement on January 26, 2004, effective January 26, 2004.

ATTEST:	COLUMBIA BANCORP

/s/ John M. Bond, Jr.

Name: John M. Bond, Jr.
Title: Chief Executive Officer

ATTEST:	THE COLUMBIA BANK

/s/ John M. Bond, Jr.

Name: John M. Bond, Jr.
Title: Chief Executive Officer

WITNESS:

/s/ John A. Scaldara, Jr.

John A. Scaldara, Jr.